EXHIBIT 10.10—STUART DOSHI EMPLOYMENT AGREEMENT DATED JULY 28, 1997

1

EMPLOYMENT AGREEMENT

    This Employment Agreement is dated July 28, 1997 and effective as of July 1, 1997 (the "Effective Date"), between GeoPetro Resources Company ("Company") and Stuart Doshi ("Executive").

RECITALS

    1.  Executive is and has been employed by Company from the date that Company was founded. Prior to that, Executive had been involved in the oil and gas business for several years. Through such experience, he has acquired outstanding and special skills and abilities and an extensive background in and knowledge of Company's business and the oil and gas industry.

    2.  The Company and the Executive reached an agreement in June, 1996 regarding the terms and conditions of the employment of the Executive, but such agreement was never reduced to writing and executed by the Executive and the Company (the "Prior Agreement").

    3.  The Company and the Executive wish to amend the terms of the Prior Agreement to (a) increase the Executive's annual base salary as of the Effective Date, from $96,000 to $144,000, (b) to provide for a waiver by Executive of a $100,000 bonus which would have been payable to the Executive at such time as the Company's oil and gas properties become productive (which is scheduled to occur within sixty days of the Effective Date), (c) to clarify the scope of Executive's permissible outside activities, (d) to clarify the amount payable to Executive as compensation for benefits for the balance of the "Term" in the event of an "Involuntary Termination," each as defined hereinafter, and (e) to make certain additional clarifications. The Company and Executive wish to reduce this revised understanding to writing.

    4.  The Company desires assurance of the continued association and services of the Executive and is therefore willing to continue his employment with the Company on the terms and conditions set forth below. Executive desires to continue in the employ of Company and is willing to do so on the terms and conditions set forth below.

    NOW, THEREFORE, in consideration of the mutual promises and conditions in this agreement, it is agreed as follows:

    1.  Employment.  Company shall employ Executive as President and Chief Executive Officer.

    2.  Duties and Authority.  Until the date of termination of employment hereunder, Company shall continue to employ Executive as its President and Chief Executive Officer, with full power and authority to hire and fire all employees of Company, and to manage and conduct all the business of Company subject to policies reasonably set by the board of directors and consistent with his position as Chief Executive Officer.

    3.  Outside Activities.  Except as provided herein, during his employment, Executive shall devote his full energies, interest, abilities, and productive time to the performance of this agreement and shall not, without Company's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this agreement. Notwithstanding the foregoing, the Executive may provide services as a consultant, adviser or the like to businesses not involved in energy related activities, provided that such services do not interfere with Executive's serving on a full-time basis as President and Chief Executive Officer.

    4.  Covenant Not to Compete.  During the employment term, Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder (other than as a shareholder owning less than five percent (5%) of a publicly traded company), or otherwise, promote, participate, or engage in any activity or other business competitive with Company's business.

    5.  Term.  Subject to earlier termination as provided in this agreement, Executive shall be employed for a six—year term (the "Term"). On each anniversary of the date hereof, the Term shall be automatically extended for an additional one—year from the date of expiration of the then current Term. Notwithstanding the foregoing, the Term shall terminate automatically upon Executive's 80th birthday unless both parties agree to extend the Term for additional one-year periods. Either party shall give the other notice at least six (6) months prior to the termination of the Term of its request to extend the Term. The other party shall respond within two months of the date of such notice notifying that party whether or not the Term shall be extended.

    6.  Accrued Liability for Past Services,  Company and Executive hereby expressly acknowledge and agree that Executive has been entitled to receive as compensation for his services an amount of Eight Thousand Dollars ($8,000) per month for services rendered for the periods prior to the date hereof, although only a portion of such amount actually was paid to Executive. Accordingly, the parties acknowledge and agree that as of December 31, 1996, an aggregate amount of One Hundred Eighty-Five Thousand Six Hundred Thirty Dollars ($185,630) remains payable to Executive for services rendered, and that such amount shall be paid upon the earlier of (i) such time as Company's Board of Directors may reasonably determine, taking into account the Company's business plan and cash flow, and (ii) the listing or approval for listing on official notice of issuance, if applicable, of Company's Common Stock or designation or approval for designation upon official notice of issuance on an interdealer quotation system of the NASD, Inc. on a national or regional securities recognized market ("Public Listing").

    7.  Salary.  Commencing on the Effective Date, the Company shall pay a basic salary to Executive at the rate of One Hundred Forty-Four Thousand Dollars ($144,000) per year, payable in equal monthly installments (the "Basic Salary"), subject to increase as follows:

      (a) An annual inflation adjustment shall be paid to Executive as set forth in this section, based on the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index of Urban Wage Earners and Clerical Workers (Revised Series), Subgroup "all items," entitled "Consumers Price Index of Urban Wage Earners and Clerical Workers (Revised Series). If the index for December of any calendar year following 1995 (the "Then Current Index") exceeds the index for the month in which this agreement is dated (the "Base Index"), Company shall pay to Executive as an inflation adjustment the amount by which the product of the Basic Salary for the given year and the fraction whose numerator is the Then Current Index for that year and whose denominator is the Base Index, exceeds the Basic Salary, in accordance with the following formula:

Inflation Adjustment	=	(Basic Salary	×	Then Current Index)	-	(Basic Salary)
Base Index

  The computation required under this section shall be made at the end of the month of publication of the Then Current Index for each calendar year during the term of this agreement, and any inflation adjustment shall be immediately payable.

      (b) Upon Public Listing, the Basic Salary shall be increased to the higher of (i) One Hundred Eighty Thousand Dollars ($180,000) per year and (ii) such amount as equals the average base salary paid to chief executive officers of oil and gas companies with a market capitalization comparable to that of Company (a "Comparable Company"). Such amount shall be subject to the annual inflation adjustment set forth in Section 7(a).

    8.  Options.  As a long term incentive, as of April 30, 1996 the Company granted to Executive non-qualified options (the "Options") to acquire Seven Hundred Fifty Thousand (750,000) shares of Common Stock. Such options have an exercise price equal to fifty cents ($0.50) per share of the Common Stock. The Options are fully exercisable from the date of grant and have a term of ten (10) years from the date of grant. Executive shall also receive stock options to acquire the greater of (i) the number of Common Shares determined by the Company's board of directors based on the compensation paid by a Comparable Company to its Chief Executive Officer, and (ii) the amount of Common Shares subject to stock options granted during each such year to each outside director of Company upon the same terms and conditions granted to the outside directors; provided, however, that the initial grant of options to any outside director shall not be deemed a grant for purposes of this sentence.

    9.  Piggyback Registration Rights.  The Executive shall have the following rights with respect to the registration by the Company of the Common Stock issuable upon conversion of the Options and any other shares as may be issued by the Company to the Executive (the "Registrable Securities"). If the Company proposes to file with the SEC any registration statement for registration under the Act other than the Company's initial registration statement (the "Registration Statement"), the Company will give written notice of such intention to the Executive at least thirty (30) days prior to the proposed filing date offering to include the Executive's Registrable Securities, subject to the limitations set forth herein. If a representative of the underwriter advises the Company that marketing factors require a limitation on the number of shares underwritten, the number of shares to be included by the Executive shall be allocated among the Executive and any other holders of registration rights pro rata in accordance with the number of shares of Common Stock requested to be included in such registration. Subject to the foregoing limitation, upon receipt by the Company of a request to include in such filing a registration of the Executive's Registrable Securities, the Company shall include such Registrable Securities in such filing at no expense to the Executive, except for the underwriting discounts, commissions and spreads with respect to such Registrable Securities, transfer taxes incurred by the Executive and fees and expenses of counsel for the Executive, if any, all of which shall be paid by the Executive, unless otherwise required by the blue sky laws of any state. Except as expressly provided herein, all of the terms and conditions of the Piggyback Registration Rights set forth in Article III Section 1(a) of the Subscription Agreement (the "Subscription Agreement") set forth as Exhibit A to that certain Private Placement Memorandum of the Company dated May 30, 1996 are hereby incorporated herein by reference.

    10.  Bonus.  Executive shall be eligible for annual bonuses during the Term in such amounts as shall be determined by the Company's board of directors.

    11.  Additional Benefits.  During the employment term, Executive shall be entitled to receive all other benefits of employment generally available to Company's other executive and managerial employees when and as he becomes eligible for them, including participation in any 401(k) or similar pension plan, group health, life and disability insurance benefits. During the employment term, Company shall reimburse Executive for reasonable out—of—pocket expenses incurred in connection with Company's business, including travel expenses, food, and lodging while away from home, subject to such policies as Company may from time to time reasonably establish for its employees. In addition, during the employment term, Company shall furnish to Executive an automobile owned by Company; Company shall defray the reasonable costs of its operation, including, without limitation, fuel and repair costs and the cost of a parking space at the Company's executive office. Executive shall be eligible for six (6) weeks annual vacation. During the term of this Agreement, Company will maintain, at Company's expense, term insurance upon Executive's life in the face amount of One Million Dollars ($1,000,000). Such insurance will be payable to the beneficiary that Executive shall designate. Executive may change such designation from time to time, provided all such designations are made in writing to Company. In the absence of any such designation, the insurance shall be payable to Executive's estate. Such insurance shall be in addition to the group term life insurance that Company normally maintains for the benefit of salaried employees generally.

    12.  Indemnification by Employer and Insurance.  Company shall, to the maximum extent permitted by law, indemnify and hold Executive in his capacity as director and employee of the Company harmless against expenses, including reasonable attorney's fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive's employment by Company. Company shall advance to Executive any expense incurred in defending any such proceeding to the maximum extent permitted by law. Effective upon Public Listing, Company shall purchase and maintain indemnity insurance, if available at a reasonable cost to the Company, on behalf of Executive in the amount of Ten Million Dollars ($10,000,000) against any liability asserted against or incurred by Executive arising out of his employment by Company. This indemnification obligation shall be in addition to, and not in limitation of, any indemnification obligations set forth in any Indemnification Agreement with the Company or in the Subscription Agreement.

    13.  Termination Prior to Expiration of Term and Effects of Such Termination.

      (a) Notwithstanding any other provisions of this agreement, Company shall have the right to terminate Executive's employment under this agreement at any time prior to the expiration of the Term for any of the following reasons:

    (i)
    For "cause" upon the good faith determination by the Board of Directors of Company that "cause" exists for the termination of the employment relationship. As used in this Section 13 (a), the term "cause" shall mean termination by action of Company's Board of Directors because of Executive's (A) final conviction of a felony (which, through lapse of time or otherwise, is not subject to appeal); (B) willful refusal without proper legal cause to perform Executive's duties and responsibilities; or (C) willfully engaging in conduct which Executive has or should have reason to know may be materially injurious to Company. In case of (C), such termination shall be effected by at least thirty (30) days' prior written notice thereof delivered by Company to Executive; provided, however, that if within seven (7) days following the date of such notice, Executive shall cease to engage in such conduct and shall use Executive's best efforts to perform his duties and responsibilities hereunder, then the termination shall not be effective; provided further, however, that Company shall consult in good faith with Executive and provide a reasonable opportunity for Executive to be heard by the Board of Directors of Company prior to providing any written notice of termination;

    (ii)
    for any other reason whatsoever, with or without cause, in the sole discretion of the Board of Directors of Company;

    (iii)
    upon Executive's death; or

    (iv)
    upon Executive's becoming incapacitated by accident, sickness, or other circumstance which renders him mentally or physically incapable of performing at a level of at least 75% the duties and services required of Executive.

  The termination of Executive's employment by Company prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 13(a)(i); the effect of such termination is specified in Section 13(d). The termination of Executive's employment by Company prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 13(a) (ii); the effect of such termination is specified in Section 13(e). The effect of the employment relationship being terminated pursuant to Section 13(a) (iii) as a result of Executive's death is specified in Section 13(f). The effect of the employment relationship being terminated pursuant to Section 13(a)(iv) as a result of the Employee becoming incapacitated is specified in Section 13(g).

      (b) Notwithstanding any other provisions of this agreement, Executive shall have the right to terminate the employment relationship under this agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

    (i)
    a material breach by Company of any material provision of this agreement which remains uncorrected for thirty (30) days following written notice of such breach by Executive to Company; or

    (ii)
    for any other reason whatsoever, in the sole discretion of Executive.

  The termination of Executive's employment by Executive prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 13(b)(i); the effect of such termination is specified in Section 13(e). The termination of Executive's employment by Executive prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 13(b) (ii); the effect of such termination is specified in Section 13(c).

      (c) Upon a "Voluntary Termination" of the employment relationship by Executive prior to expiration of the Term, Executive may, at his option, exercise or retain his vested stock options, and he shall have the right to receive, on a prorated basis through the date of Voluntary Termination, all of the benefits and payments provided for herein, including, without limitation, the salary adjustment provided for in Section 7(a). All unvested stock options and unvested restricted Common Share awards shall be forfeited. In the event of a Voluntary Termination, Executive shall also be entitled to receive his pro rata Basic Salary through the date of termination, and all other rights and benefits Executive may have under the employee and/or group or senior executive benefit plans and programs of Company shall be determined in accordance with the terms and conditions of such plans and programs.

      (d) If Executive's employment hereunder shall be terminated by Company for Cause prior to expiration of the Term, Executive shall be entitled to receive his pro rata Basic Salary through the date of termination, and all other rights and benefits Executive may have under the employee and/or group or senior executive benefit plans and programs of Company shall be determined in accordance with the terms and conditions of such plans and programs. Executive may, at his option, exercise any vested stock options within 30 days of termination.

      (e) Upon an Involuntary Termination of the employment relationship by either Company or Executive prior to expiration of the Term, Executive shall be entitled, in consideration of Executive's continuing obligations hereunder after such termination, to receive immediately in cash an amount equal to Executive's Base Salary for the remainder of the Term. In addition, the Company shall immediately pay Executive an additional cash amount equal to twenty percent (20%) of Executive's then effective Base Salary multiplied by the number of years (prorated for any partial years) remaining in the Term as payment for the benefits which otherwise would have been provided during the remainder of the Term pursuant to this agreement. Company shall additionally be obligated immediately to purchase for cash all vested stock options and vested restricted Common Shares, without discount for liquidity or minority position, then held by Executive at the then current fair market value. As used in this agreement, "Involuntary Termination" shall also mean termination of Executive's employment with Company if such termination results from termination by Executive within sixty (60) days of and in connection with or based upon (x) reduction in title, duties or authority to below Chief Executive Officer, or (y) Executive ceasing to report directly to the Board of Directors.

  Executive's rights under this Section 13(e) are Executive's sole and exclusive rights against Company, or its affiliates, and Company's sole and exclusive liability to Executive under this agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Executive covenants not to sue or lodge any claim, demand or cause of action against

  Company for any sums for Involuntary Termination other than those sums specified in this Section 13(e). If Executive breaches this covenant, Company shall be entitled to recover from Executive all sums expended by Company (including costs and attorneys' fees) in connection with such suit, claim, demand or cause of action.

      (f)  Upon termination of the employment relationship as a result of Executive's death, Executive's heirs, administrators, or legatees shall be entitled to Executive's pro rata Basic Salary through the date of such termination. In the event of such termination due to death, all other rights and benefits the Executive or his heirs, administrators or legatees may have under the employee and/or group or senior executive benefit plans and programs of Company shall be determined in accordance with the terms and conditions of such plans and programs.

      (g) Upon termination of the employment relationship as a result of Executive's incapacity, Executive shall be entitled to his pro rata Basic Salary through the date of termination. In the event of such termination due to incapacity, all other rights and benefits the Executive may have under the employee and/or group or senior executive benefit plans and programs of Company shall be determined in accordance with the terms and conditions of such plans and programs.

      (h) Termination of the employment relationship does not terminate those obligations imposed by this agreement which are continuing obligations.

      (i)  Executive shall not be under any duty or obligation to seek or accept other employment following termination of this agreement (for whatever reason) and the amounts due Executive hereunder shall not be reduced or suspended if Executive accepts subsequent employment.

    14.  Agreement Survives Combination or Dissolution.  This agreement shall not be terminated by Company's voluntary or involuntary dissolution or by any merger in which Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of Company' assets. In the event of any such merger or transfer of assets, the provisions of this agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

    15.  Arbitration.  Any controversy or claim arising out of or relating to this agreement, or breach of this agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be a single arbitrator chosen by mutual agreement of the parties, or in the absence of an agreement, by a judge in the Superior Court of San Francisco County. Each party shall pay all fees and expenses of his own attorneys, and the expenses of his witnesses and all other expenses connected with presenting his case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne equally by the parties.

    16.  Choice of Law.  The formation, construction, and performance of this agreement shall be construed in accordance with the laws of California.

    17.  Notices.  Any notice to Company required or permitted under this agreement shall be given in writing to Company, either by personal service or by registered or certified mail, postage prepaid, at its then principal place of business. Any such notice to Executive shall be given in a like manner and, if mailed, shall be addressed to Executive at his home address then shown in Company's files. For the purpose of determining compliance with any time limit in this agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the second business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this section.

    18.  Severability.  If any provision of this agreement is held invalid or unenforceable, the remainder of this agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

    19.  Execution.  Executed by the parties as of the day and year first above written.

GEOPETRO RESOURCES COMPANY
By:	"Lawrence Barker, Jr."
Its:	Chairman & Vice President

Stuart J. Doshi